Exhibit 10.1

Interlink Electronics, Inc.

546 Flynn Rd.

Camarillo, California 93012

September 28, 2007

Mr. E. Michael Thoben, III

President and Chief Executive Officer

Interlink Electronics, Inc.

546 Flynn Rd.

Camarillo, California 93012

Re: Transition Arrangements and Understandings

Dear Michael:

This letter memorializes our recent conversations relating to the transition under which you will assist Interlink in implementing a transition as a part of which you will retire as President and Chief Executive Officer but remain on Interlink’s Board of Directors.

1. Transition Period. The Transition Period shall begin on the date of your acknowledgement of this letter and shall end on the earlier to occur of (i) the appointment of a new President and Chief Executive Officer and (ii) January 4, 2008. The end of the Transition Period shall mark the date in which your employment with Interlink terminates.

2. Duties During the Transition Period. Subject to Section 3, during the Transition Period you agree to continue to act, and Interlink agrees to employ you, as President and Chief Executive Officer without change in your duties or authority in that capacity and without change in your compensation arrangements as approved by the Board of Directors on September 19, 2007. You further agree to assist the Board of Directors in all reasonable respects in the search for your replacement.

3. Termination of Employment During the Transition Period. During the Transition Period, Interlink may terminate your employment “for Cause” and you may terminate your employment for “Good Reason”, each as defined in that certain Employment and Severance Agreement, dated the date hereof, between you and Interlink (the “Severance Agreement”).

4. Continuing Relationship. Upon the expiration of the Transition Period and the simultaneous termination of your employment as President and Chief Executive Officer (other than a termination for Cause) you will remain a member of the Board of Directors and will be appointed Vice Chairman of the Board.

5. Effect of Termination on Severance Agreement. Termination of your employment as President and Chief Executive Officer at the end of the Transition Period entitles you to Severance Benefits under the Severance Agreement without regard to any continuing relationship between you and Interlink, as provided herein or otherwise.

6. Provisions Relating to Options.

(a) In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, spin-off, split-off, reorganization or liquidation to which the Company or a subsidiary is a party or a sale of all or substantially all of the Company’s assets that occurs during the Transition Period, Interlink shall cause all of the options then held by you to become vested and exercisable during a period of 30 days preceding the effective date of such event.

(b) Interlink will take such actions, if any, as may be required to cause all of the options held by you on the date on which the Transition Period ends to remain exercisable for a period of one year from such date. In complying with the provisions of this Section 6(b) Interlink may take actions that cause any or all of such options to fail to meet the requirements for treatment as incentive stock options.

If you are in agreement with the provisions of this letter, please sign and date a copy in the spaces provided below and return it to me.

Sincerely,

/s/ JOHN A. BUCKETT II
John A. Buckett II
(for the Board of Directors)

I agree to the foregoing, this 28th day of September, 2007.

/s/ E. MICHAEL THOBEN, III
E. Michael Thoben, III